UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2007

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

KADANT INC.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2006 Cash Bonuses

On February 27, 2007, after a review of performance, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Kadant Inc. (the “Company”) determined fiscal 2006 cash bonuses for the following executive officers of the Company (the “named executive officers”) for their performance during fiscal 2006: William A. Rainville, Chairman and Chief Executive Officer, $1,352,000; Edward J. Sindoni, Executive Vice President and Chief Operating Officer, $280,000; Thomas M. O’Brien, Executive Vice President and Chief Financial Officer, $300,000; Jonathan W. Painter, Executive Vice President, $225,000; and Edwin D. Healy, Vice President, $160,000.
Each of the named executive officers is an “employee at will” of the Company. Fiscal 2006 cash bonuses for the named executive officers will be payable on or before March 10, 2007.

Fiscal 2007 Base Salaries

On February 27, 2007, the Compensation Committee approved fiscal 2007 base salaries for the named executive officers, effective as of January 1, 2007, as follows: Mr. Rainville, $610,000; Mr. Sindoni, $270,000; Mr. O’Brien, $275,000; Mr. Painter, $233,000; and Mr. Healy, $230,000.

Fiscal 2007 Reference Bonuses

      On February 27, 2007, the Compensation Committee established reference bonuses for each of the named executive officers for fiscal 2007 performance. For fiscal 2007, 75% of each named executive officer’s cash bonus opportunity is determined by performance metrics based on financial measures relating primarily to return on shareholders’ investment and growth in adjusted earnings per share of the Company’s continuing operations. The remaining 25% of each named executive officer’s cash bonus opportunity is based on the executive officer’s contributions to the achievement of certain business objectives of the Company.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: March 5, 2007	By	/s/ Thomas M. O’Brien
Thomas M. O’Brien Executive Vice President and Chief Financial Officer